Exhibit (i)

May 16, 2016

Recon Capital Series Trust

145 Mason Street, 2nd Floor

Greenwich, Connecticut 06830

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 18 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-183155; 811-22732)

Dear Mr. Jacobs:

This letter is in response to your request for our opinion in connection with the filing of Amendment No. 18 on Form N-1A to File Nos. 333-183155; 811-22732, under the Investment Company Act of 1940 (the “Registration Statement”), to register under the Securities Act of 1933 new securities of Recon Capital Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the above-referenced filing is effective for purposes of applicable federal and state securities laws, the shares of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon any other person or organization without prior written approval.

Very truly yours,

THOMPSON HINE llp	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suite 17000	Phone 614.469.3200
	Columbus, OH 43215-6101	Fax 614.469.3361